EXHIBIT 99.1
                  Executive Stock Plan, dated October 27, 1999


                             MASON OIL COMPANY, INC.

                              EXECUTIVE STOCK Plan


     THIS EXECUTIVE STOCK PLAN (the "Agreement") is made as of October 27,
1999, between Mason Oil Company, Inc., a Utah corporation (the "Company"), Paul
B. Ingram and John L. Naylor (each, an "Executive"). The effective date of this Agreement (the "Effective Date") is the date the Form S-8 Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Act").

                                 R E C I T A L S

     A. Executives have provided services to the Company and the Company desires to compensate Executives for such services.

     B. Executives and the Company desire to enter into an agreement pursuant to which the Company shall grant and issue Executives a total of 4,600,000 shares of the Company's common stock, $0.001 par value per share (the "Shares").

     C. The consideration for the grant and issuance of the Shares to Executives shall consist of the above-recited services of Executives to the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the grant of the Shares to Executives shall be in full satisfaction of the Company's obligations to compensate Executives for services rendered to the Company.

     D. The Company and Executives intend that this Agreement shall be a "written compensation agreement" as defined in Rule 405 of the Act, pursuant to which the Company may issue "freely tradeable" shares of its common stock as payment for services rendered pursuant to a Form S-8 Registration Statement to be filed with the Securities and Exchange Commission (the "Commission")

     E. In connection with this Agreement, the Company shall prepare, in connection with assistance from its legal counsel, a Form S-8 Registration Statement to be filed with the Commission to so register the Shares under the Act.

       NOW THEREFORE, the Company and Executives hereby agree as follows:

                                A G R E E M E N T

      1.   Issuance of Shares.

           (a) On the Effective Date, the Company shall issue Shares to the Executives in the following amounts:

           (b)   Paul B. Ingram:  2,300,000 Shares.

           (c)   John L. Naylor:  2,300,000 Shares.

           (b) The Shares shall be issued to Executives in full satisfaction of the Company's obligations to compensate Executives for Executives' services rendered to the Company and the Company shall have no further obligation to compensation Executives for such services.

      2.    Representations and Warranties of Executive.

      In connection with the grant and issuance of the Shares hereunder, each Executive represents and warrants to the Company as of the date hereof and as of the Effective Date that:

           (a) The Shares to be acquired by Executive pursuant to this Agreement shall be acquired for Executive's own account and not with a view to, or intention of, distribution thereof in violation of the Act, or any applicable state securities laws, and the Shares shall not be disposed of in contravention of the Act or any applicable state securities laws.

           (b) Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares.

           (c) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Shares and has had full access to such other information concerning the Company as he has requested.

           (d) Executive understands the personal income consequences of the grant and issuance of the Shares hereunder will be borne by Executive, and Executive has or has had the opportunity to consult with tax and/or legal counsel with respect to such tax consequences.

      3. Representations and Warranties of the Company.

         In connection with the grant and issuance of the Shares hereunder, the Company represents and warrants to each Executive as of the date hereof and as of the Effective Date that:

           (a) The Company is duly incorporated and validly existing, in good standing under the laws of the state of Utah and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

           (b) The Shares are duly authorized, validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

           (c) Upon execution and delivery this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

           (d) The Company shall fully comply with any and all federal and state securities laws, rules and regulations governing the grant and issuance of the Shares.

           (e) The Company is required to file reports with the Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Company has and will file with the Commission all reports required to be filed by it, and such reports are or will be true and correct in every material respect.

     4. Covenant of the Company Regarding Form S-8. The Company will use its commercially reasonable best efforts to promptly register, or to cause to be promptly registered, the Shares on a Form S-8 to be filed with the Commission.

     5. Covenant of Each Executive Regarding Commission Laws. Each Executive will transfer the Shares only in compliance with Commission laws.

     6. Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Executive against any losses, claims, damages, liabilities, or expenses, including without limitation attorneys' fees and disbursements, to which each Executive may become subject under the Act to the extent that such losses, claims, damages or liabilities arise out of or are based upon any violation by the Company of the Act, or any rule or regulation promulgated thereunder applicable to the Company, or arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Form S-8, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction of the Company in connection with such Form S-8; provided, however, that the indemnity agreement contained in this Section shall not apply to any loss, damage or liability to the extent that the same arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with information furnished by each Executive in writing for use in connection with such Form S-8.

     7. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

           To the Company:

           Mason Oil Company, Inc.
           Post Office Box 1566
           Sarasota, Florida  34230

           With copies to:

           P. Christian Anderson
           Snell & Wilmer, L.L.P.
           111 East Broadway, Suite 900
           Salt Lake City, Utah 84111

           To Executives:

           Paul B. Ingram
           3620 North Walker Street
           Flagstaff, Arizona  86004

           John L. Naylor
           c/o Paul B. Ingram
           3620 North Walker Street
           Flagstaff, Arizona  86004

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

        8.    General Provisions.

              (a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

              (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

              (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

              (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each Executive, the Company and their respective successors and assigns (including subsequent holders of Shares); provided that the rights and obligations of each Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Shares hereunder.

              (e) Choice of Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Utah.

              (f) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

              (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company.

              (h) Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as maybe reasonably requested by the other party to carry out the intent and purposes of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    MASON OIL COMPANY, INC.



                                    /s/ Geoff Williams
                                    By: Geoff Williams
                                    Its: Chief Executive Officer



                                    EXECUTIVES


                                    /s/ Paul B. Ingram
                                    Paul B. Ingram


                                    /s/ John L. Naylor
                                    John L. Naylor